EXHIBIT 99.1

W. Thomas Wamberg
7 Fox Hunt Road
Barrington Hills, IL 60010

January 29, 2007

Dr. Randolph A. Pohlman
Chairman of the Special Committee of the Board of Directors
Clark, Inc.
102 South Wynstone Park Drive
North Barrington, Illinois 60010

Re:	Clark Wamberg, LLC January 27, 2007 Enhanced Offer

Dear Dr. Pohlman:

I understand that the Special Committee of the Board of Directors (the “Special Committee”) of Clark, Inc. (the “Company”) has recommended to the Board of Directors that the Company accept the enhanced offer submitted by Clark Wamberg, LLC as submitted to the Special Committee pursuant to my letter of January 27, 2007 (the “Offer”), subject to receipt of this letter from me. I understand that the Special Committee’s recommendation and the Board of Director’s approval of the Offer is subject to confirmation of the matters set forth below. Accordingly, this is to confirm on behalf of Clark Wamberg, LLC and myself (collectively, “Purchaser”) that:

1.
The Offer is not subject to any contingencies or reservations regarding the Offer or the bidding process. The Offer is unconditional and Purchaser has no claims or objections regarding the bidding process (including, but not limited to, the receipt of documentation or information concerning Stonington’s proposal) or any actions taken by the Special Committee.

2.
The Purchaser acknowledges that the Special Committee’s and the Board of Director’s acceptance of the Offer is subject to the exercise of the applicable fiduciary duties of the Special Committee and the Board of Directors to consider and respond to any other proposal or offer that may be subsequently received by the Special Committee or the Board of Directors from any other party. Purchaser understands that the Special Committee may consider any other subsequent offer it may receive subject to the Purchaser’s rights pursuant to the Asset Purchase Agreement, as amended.

3.
Purchaser has no agreements, understandings or arrangements with any party to transfer or sell any portion of the Purchaser or OBS Businesses before, on or after closing of the sale to Purchaser nor is Purchaser currently engaged in discussions with any potential purchaser to do so nor will Purchaser engage prior to the closing in any discussions with any party to do so. Purchaser understands that all solicitations for the sale of all or any part of the OBS Businesses will be conducted by the Company’s financial advisor,

W. Thomas Wamberg

January 29, 2007
Dr. Randolph A. Pohlman

Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) and Purchaser agrees to refer to Sandler O’Neill any inquiries Purchaser may receive regarding potential purchasers of any portion of the OBS Businesses. I further understand that as Chairman of the Board of Directors and CEO of the Company, I will refer any inquiries I receive regarding the OBS Businesses to Sandler O’Neill. Purchaser agrees not to sell any of the OBS Businesses within ninety (90) days after the closing without prior written consent of the Company.

The Special Committee and the Board of Directors may rely on this letter in connection with their recommendation to accept the enhanced offer submitted by Purchaser.

Sincerely,

W. Thomas Wamberg

CLARK WAMBERG, LLC

By:
W. Thomas Wamberg